Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, INDICATED BY THE MARK “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED AS PRIVATE OR CONFIDENTIAL

EXECUTION COPY
BUSINESS COLLABORATION AGREEMENT
THIS BUSINESS COLLABORATION AGREEMENT (this “Agreement”), dated as of January 19, 2024 (the “Effective Date”), by and among PORCH GROUP, INC., a corporation incorporated under the laws of the State of Delaware (“Porch Parent”), PORCH.COM, INC., a corporation incorporated under the laws of the State of Delaware (“Porch”, and together with Porch Parent, the “Porch Parties”), AON CORP., a corporation incorporated under the laws of the State of Delaware (“Aon”), and AON RE, INC., a corporation incorporated under the laws of the State of Illinois (“Aon Re”; each of Aon, Aon Re, Porch Parent, and Porch a “Party” and collectively the “Parties”).
WHEREAS, the Parties have resolved certain claims arising from the purchase of reinsurance by Homeowners of America Insurance Company (“HOA”), a subsidiary of Porch, from Aon affiliate White Rock Insurance (SAC) Ltd. acting in respect of its segregated account designated as “T96 – Homeowners” and, concurrently with the execution of this Agreement, are entering into the Settlement and Release Agreement together with certain of their Affiliates (each as defined herein);
WHEREAS, there are a wide set of services that Aon believes it could provide to Porch or its Affiliates in exchange for its customary compensation, including reinsurance brokerage services, executive compensation consulting services, services around the monetization of data and analytics, collaboration(s) related to data obtained or managed by Porch or its Affiliates, corporate insurance, health, wealth and talent solutions and capital advisory services;
WHEREAS, the Parties desire to enter into a broader strategic relationship related to services that Aon can provide to Porch or its Affiliates; and
WHEREAS, the Parties are entering into this Agreement in order to help facilitate the broader strategic relationship described above.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:
ARTICLE I.
DEFINITIONS; INTERPRETATION
SECTION 1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
(a)“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Porch and any Porch Reciprocal shall be considered Affiliates for purposes of this Agreement.
(b)“Agreement Dispute” means any dispute, controversy or disagreement between the Parties arising out of, or relating to, any provision in this Agreement, including its negotiation, validity, interpretation, existence, breach, termination, construction or application, or the rights or obligations of, or compliance with such rights and obligations by, any Party, or the relationship between the Parties.

(c)“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any Party or its Affiliates and any Order of a court of competent jurisdiction applicable to the Parties or their Affiliates.
(d)“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
(e)“Collaboration Documents” means this Agreement, the Reinsurance Broker Agreement and the Settlement and Release Agreement.
(f)“Commercial Arrangement” means the transactions contemplated by the Collaboration Documents.
(g) “Excluded Reinsurance” means any reinsurance offered or issued by or through a facility or program established by any Government Authority, whether the purchase of such reinsurance is voluntary or compulsory, including without limitation the Texas Windstorm Insurance Association, the Florida Hurricane Catastrophe Fund, the California Earthquake Authority and any similar organization by any name.
(h)“Exclusive Reinsurance Term” means the period commencing on the Effective Date and continuing thereafter until December 31, 2028; provided, that the Exclusive Reinsurance Term shall automatically terminate upon the earlier to occur of (i) a termination of any Reinsurance Broker Agreement if such agreement is terminated by Aon Re or (ii) a For Cause Termination Event and (iii) the delivery by Aon of a Refund Notice.
(i)“Government Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority, which may be partly or wholly autonomous.
(j)A “For Cause Termination Event” shall be deemed to have occurred if a Porch Group Member party to a Reinsurance Broker Agreement terminates such Reinsurance Broker Agreement following (i) the fraud or willful misconduct of Aon Re or any of its Affiliates (or any of their respective Representatives) under or in connection with such Reinsurance Broker Agreement or (ii) a material breach and continuing failure to perform by Aon Re of its obligations under Section 3.13 (Aon Standard of Conduct) of such Reinsurance Broker Agreement (or any successor or similar provision governing Aon Re’s standard of conduct while preforming services thereunder), provided that if such breach is capable of cure, Aon shall have failed to cure such breach within 15 Business Days following its receipt of written notice of such breach from the relevant Porch Group Member (such notice providing sufficient detail about the alleged breach to give Aon Re a reasonable opportunity to cure). Prior to Porch terminating a Reinsurance Broker Agreement, Porch shall be required to confer in good faith with Aon, in person and through senior representatives, to discuss the basis of Porch’s determination that a For Cause Termination Event occurred and that Aon failed to cure the For Cause Termination Event.
(k)“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
(l)“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(m)“Porch Group Members” means, collectively, HOA, Porticus Re, Porch Reciprocal, and any other insurance company that now is or hereafter becomes an Affiliate of Porch.
(n)“Porch Reciprocal” means any future reciprocal exchange formed at the direction of Porch.
(o)“Porticus Re” means Porticus Reinsurance Ltd., the Cayman Islands captive reinsurance company.
(p)“Relationship Dividend” means all Annual Fees as calculated pursuant to Section 3 of the Relationship Dividend Schedule attached hereto as Schedule 1.
(q) “Specified Agreements” means, collectively, (a) [***] and (b) [***].
(r)“White Rock Trust Account” means the trust account established pursuant to the Trust Agreement among White Rock Insurance (SAC) Ltd. acting in respect of its segregated account designated as “T96 -- Homeowners” (Account Number [***]), HOA and HSBC Bank USA, N.A.
SECTION 1.02Certain Defined Terms. Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
Annual Fee Aon	Schedule 1 Preamble
Aon Payments	Section 2.02
Aon Re	Preamble
Confidential Information	Section 4.02
Effective Date	Preamble
HOA	Preliminary Statements
Minimum Rating	Section 2.08
Notice	Section 4.01
Net Brokerage Revenue	Schedule 1
Porch	Preamble
Porch Parent	Preamble
Reinsurance Broker Agreements	Section 2.01
Refunds Due	Section 2.04(c)
Refund Notice	Section 2.04(c)
Representatives	Section 4.02(b)
Settlement and Release Agreement	Section 2.01
Terminating Agreements	Section 2.10
SECTION 1.03Rules of Construction. For purposes of this Agreement, except as expressly provided herein or unless the context requires otherwise, (i) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (v) the word “or” shall be disjunctive but not exclusive; (vi) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, including any Schedule, and (vii) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement.
ARTICLE II.
COMMERCIAL ARRANGEMENT
SECTION 2.01    Contemporaneous and Future Agreements. Concurrently herewith, (i) Aon Re is entering into reinsurance intermediary-broker agreements, dated as of the Effective Date, 2024, with each of HOA and Porticus Re and (ii) the Parties are entering into that certain Settlement and Release Agreement, dated as of the Effective Date (amended, restated, supplemented or otherwise modified from time to time, the “Settlement and Release Agreement”), by and between Porch, Porch Parent, Aon and Aon Re. In addition, Porch Reciprocal will, upon formation and licensing of Porch Reciprocal and subject to Applicable Law, and any other Porch Group Member (including any insurance companies that become controlled affiliates of Porch) will enter into a reinsurance intermediary-broker agreement with Aon Re on terms substantially similar to the reinsurance intermediary-broker agreement with HOA (such reinsurance intermediary-broker agreement, together with the reinsurance intermediary-broker agreements with HOA and Porticus Re and any other Porch Group Member, collectively referred to as the “Reinsurance Broker Agreements”).
SECTION 2.02    Aon Payments. As part of the Commercial Arrangement, Aon shall pay the aggregate sum of $[***] (the “Aon Payments”) to Porch (or its designee) in the following installments on or before the following dates: (i) $[***] payable not later than the third Business Day following the Effective Date; and (ii) $[***] payable on or before [***], 2025. Each of the Aon Payments shall be made by wire transfer of immediately available funds. Porch shall provide (in writing) wire transfer instructions to Aon to enable Aon to make the Aon Payments.
SECTION 2.03    [***].
SECTION 2.04    Exclusive Reinsurance Arrangement.
(a)In further exchange for the Commercial Arrangement including the Aon Payments, Porch hereby agrees to cause the Porch Group Members to appoint and retain Aon Re under the Reinsurance Broker Agreements as the exclusive reinsurance intermediary-broker for the placement and servicing of all reinsurance of any Porch Group Member that incepts or renews during the Exclusive Reinsurance Term in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, if Aon is unable, after having been afforded reasonable time, to procure reinsurance for any Porch Group Member in such amounts as is necessary for such Porch Group Member (1) to satisfy regulatory capital or Minimum Rating requirements, or (2) to stay within specified risk parameters as established by such Porch Group Member in its discretion and provided in writing to Aon Re in advance of the placement, it shall not be deemed a breach of this Section 2.04 if such Porch Group Member procures such reinsurance directly or through another reinsurance broker, provided that (i) only the relevant Porch Group Member may procure such reinsurance directly or through another reinsurance broker and only to the minimum extent reasonably necessary to satisfy the applicable regulatory capital or Minimum Rating requirements or to stay within such specified and written risk parameters, and (ii) Porch or the Porch Group Member has provided Aon at least ten (10) Business Days’ prior written notice advising Aon of the basis for its determination that Aon has been unable to procure the requisite reinsurance and its intention to procure the reinsurance directly or through another reinsurance broker. Upon receipt of such notice, Aon shall have at least ten (10) Business Days to cure any purported issues and procure the requisite reinsurance. The conditions in the preceding sentence shall not be deemed satisfied if the Porch Group Member has not provided Aon sufficient information or timely cooperation (including written instructions) to procure a competitive quote.
(b)It shall not be deemed a breach of this Agreement and nothing in this Agreement shall prohibit or restrict any Porch Group Member from amending or otherwise modifying any reinsurance agreement in effect on the Effective Date or the performance of the duties of any broker with respect thereto that is a non-Aon broker and receipt by such broker of commissions on such unexpired reinsurance. In addition, if Porch acquires ownership or control of any insurer after the Effective Date, it shall not be deemed a breach of this Agreement and nothing in this Agreement shall prohibit or restrict such insurer from amending or otherwise modifying any reinsurance agreement in effect on the date of the acquisition or the performance of the duties of any broker with respect thereto that is a non-Aon broker and receipt by such broker on commissions on such unexpired reinsurance. It is understood that this Section 2.04(b) shall not apply to any reinsurance agreements that incept or renew during the Exclusive Reinsurance Term on or after April 1, 2024.
(c)Except as contemplated by Sections 2.04(a) and (b), in the event that during the Exclusive Reinsurance Term any Porch Group Member (a) terminates or replaces Aon Re, or otherwise withdraws its appointment, as exclusive reinsurance-intermediary broker, or (b) utilizes a third-party to place (including any co-broking arrangement), or directly places on its own behalf (other than coverage directly from its controlled captive or Excluded Reinsurance), any portion of its reinsurance, then upon written notice by Aon to Porch (a “Refund Notice”) Porch shall, subject to Section 2.12(c), promptly pay to Aon an amount equal to (i) all Aon Payments paid to Porch or its Affiliates as of the date of the Refund Notice, plus (iii) the total Relationship Dividends paid to Porch or its Affiliates as of the date of the Refund Notice, minus (v) $[***] minus (iv) the following:
(A)if the Refund Notice is delivered during calendar year 2024, an amount equal to [***]% of the total Aon Payments and Relationship Dividends paid by Aon as of the date of the Refund Notice in excess of $[***];
(B) if the Refund Notice is delivered during calendar year 2025, an amount equal to [***]% of the total Aon Payments and Relationship Dividends paid by Aon as of the date of the Refund Notice in excess of $[***];
(C)if the Refund Notice is delivered during calendar year 2026, an amount equal to [***]% of the total Aon Payments and Relationship Dividends paid by Aon as of the date of the Refund Notice in excess of $[***];
(D)if the Refund Notice is delivered during calendar year 2027, an amount equal to [***]% of the total Aon Payments and Relationship Dividends paid by Aon as of the date of the Refund Notice in excess of $[***];
(E)if the Refund Notice is delivered during calendar year 2028, an amount equal to [***]% of the total Aon Payments and Relationship Dividends paid by Aon as of the date of the Refund Notice in excess of $[***].
To enable Aon to determine when it may be appropriate to submit a Refund Notice to Porch, Porch shall be obligated to promptly inform Aon of any instance in which Porch (a) terminates or replaces Aon Re, or otherwise withdraws its appointment, as exclusive reinsurance-intermediary broker, or (b) utilizes a third-

party to place (including any co-broking arrangement), or directly places on its own behalf (other than coverage directly from its controlled captive or Excluded Reinsurance), any portion of its reinsurance.
In the event that any portion of the amounts set forth above become due to Aon (“Refunds Due”) and are not promptly paid to Aon, Aon may pursue legal claims against the Porch Parties, or take other steps reasonably necessary, to collect the Refunds Due and the Porch Parties agree to reimburse Aon for any and all costs and expenses (including reasonable attorneys’ fees) associated with the collection of the Refunds Due. The rights of Aon provided under this Section 2.04(c) are the sole and exclusive remedy against the Porch Parties arising out of or relating in any way to a breach of Section 2.04(a).
SECTION 2.05    Relationship Dividend. The Parties agree to the terms and conditions set forth in the Relationship Dividend Schedule attached hereto and made a part hereof as Schedule 1.
SECTION 2.06    Payment of Outstanding Premium and Brokerage. Porch will pay, and will cause HOA to pay, to Aon Re all outstanding premium and brokerage on reinsurance contracts in effect on the Effective Date. All such payments will be made by no later than the fifteenth Business Day after the Effective Date (to the extent currently or past due on such date). It is understood that any premium or brokerage that is not yet due on HOA’s existing reinsurance contracts as of the Effective Date shall be paid in 2024 pursuant to the applicable contract terms.
SECTION 2.07     [***].
SECTION 2.08    Financial Stability Rating; Reinsurance Structure. Subject to Section 2.11, Porch agrees (i) to use commercially reasonable efforts to cause HOA, Porch Reciprocal and any other insurance companies that are or become controlled affiliates of Porch to maintain, at all times during the Exclusive Reinsurance Term, a Financial Stability Rating not less than “A (Excellent)” from Demotech, Inc. or other rating by any rating agency not less than the minimum rating required for property insurance for the property securing any first mortgage loan insured by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation (such rating, a “Minimum Rating”), and (ii) to cause HOA, Porch Reciprocal and any other insurance companies that are or become controlled affiliates of Porch to maintain a reinsurance structure (one or more reinsurance contracts) in accordance with all applicable rating agency metrics for a Minimum Rating. The sole and exclusive remedy available to Aon for breach of this Section 2.08 shall be a refund by Porch of Aon Payments paid to Porch and its Affiliates and the Relationship Dividend as set out in Section 2.04(c).
SECTION 2.09    Additional Reinsurance Brokerage Services. As part of the reinsurance broker relationship and for no additional cost (so long as such services are typically provided to reinsurance broking clients), Aon agrees to provide Porch, HOA, the Porch Reciprocal, and any other applicable Porch Affiliates, upon request, customary reinsurance broker services and any related Aon products and services, including ImpactOnDemand, ReMetrica, AIR and RMS modeling (subject to third-party license terms and conditions), Catastrophe Management, Actuarial, Market Analysis, Rating Agency Advisory, Aon’s Research Forum, Impact Forecasting, Cat Score, ABConnect, FAConnect, MarketReView, and other similar current and future products, each to the extent that they would have typically been provided as part of an ongoing reinsurance brokerage relationship.
SECTION 2.10    [***].
SECTION 2.11    Limitations. The Parties acknowledge that the obligations of any Porch Group Member to (i) appoint and utilize Aon Re as an exclusive reinsurance broker, (ii) purchase reinsurance or (iii) maintain Minimum Ratings are and remain subject to (x) limitations imposed by Applicable Law and (y) the proper exercise of fiduciary duties by the directors and officers of such Porch Group Members. Notwithstanding the foregoing, in the event that any Porch Group Member does not appoint and utilize Aon

Re as an exclusive reinsurance broker, purchase reinsurance or maintain Minimum Ratings as provided in this Agreement, then the sole and exclusive remedy available to Aon shall be a refund by Porch of Aon Payments paid to Porch and its Affiliates and the Relationship Dividend as set out in Section 2.04(c).
SECTION 2.12    No Equitable Remedies; No Recourse Against Porch Group Members; Opportunity to Cure.
(a)The Parties acknowledge and agree that in no event shall any Party shall be entitled to equitable relief (e.g. specific performance or injunctive relief) for any breach or threatened breach of any provision of this Article II.
(b)For the avoidance of doubt, no Porch Group Member shall have any liability of any nature for any obligations or liabilities of any Porch Party arising under or relating in any way to this Agreement. To the extent any Porch Group Member has any obligations or incurs any liabilities under this Agreement, Aon shall be permitted to seek recourse only from the Porch Parties and only the Porch Parties shall be responsible to Aon for such liabilities.
(c)Anything to the contrary notwithstanding, if any Party breaches any provision of this Article II (including Sections 2.04 and 2.08), and such breach is capable of cure, then the Party shall have 15 Business Days following its receipt of written notice of such breach to cure such breach before the exercise of any remedies in respect of such breach under this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
SECTION 3.01    Representations and Warranties.
(a)Each of the Parties represents and warrants to the other Parties as of the Effective Date that (i) the execution, delivery and performance by it of this Agreement and the other Collaboration Documents to which it is a party and the consummation of the transactions contemplated hereunder and thereby do not, and will not, contravene or conflict with any Applicable Law of any Governmental Authority having jurisdiction over it, or constitute a default under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which it is a party or which may be applicable to it; (ii) this Agreement and the other Collaboration Documents to which it is a party was duly authorized, executed and delivered by it and is a legal and binding obligation of it and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar rights and by general equity principles; and (iii) no action is pending or threatened against it by any other Person, which would reasonably be expected to result in a material adverse effect on the ability of it to perform its obligations under this Agreement or any of the other Collaboration Documents to which it is a party.
(b)[***].
(c)Porch represents and warrants to the Aon Parties as of the Effective Date that it has the authority and ability to make the assignment to Aon set forth in Section 2.03.
ARTICLE IV.
MISCELLANEOUS
SECTION 4.01    Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the applicable Party at its address set forth under its name on the signature page to this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the Notice has complied with the requirements of this Section.
SECTION 4.02    Confidentiality.
(a)This Agreement (including the terms and conditions of this Agreement) and all communications and/or negotiations related hereto are intended to be confidential to the Parties hereto, and except as specifically provided herein, no Party shall publish, reproduce, transmit or disclose any of the information contained in this Agreement or any related communication (hereinafter “Confidential Information”) to any non-party without the prior written consent of the non-disclosing Parties. “Confidential Information” shall, as to any Party, not include (i) any information that is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by such Party or any of its Representatives or (ii) the existence of this Agreement and the fact that the Parties have entered into a settlement regarding matters relating to the Vesttoo Fraud under this Agreement and/or the Settlement and Release Agreement.
(b)Notwithstanding the foregoing, any Party may disclose Confidential Information:
(i)on a reasonable need-to-know basis to its Affiliates and its and its Affiliates respective directors, members, officers, employees, accountants, auditors, tax advisors, financial advisors, insurers (and their respective reinsurers and agents), lenders, investors, liquidators, and shareholders, attorneys (collectively, “Representatives”);
(ii)to its or its Affiliates regulators (including the Texas Department of Insurance and the Bermuda Monetary Authority);
(iii)to the extent required to enforce the terms of this Agreement;
(iv)to the extent required by discovery request, subpoena, question during testimonial proceedings, or similar procedure, provided that prior to any such disclosure, the disclosing Party shall: (a) use reasonable efforts to provide the non-disclosing Parties with timely advance written notice of its intent to so disclose; (b) use reasonable efforts to minimize the amount of Confidential Information to be provided in a manner consistent with the interests of the non-disclosing Party and the requirements of the Governmental Authority involved; and (c) use reasonable efforts to extent practicable to secure confidential treatment of the Confidential Information to be provided;
(v)to the extent required by law or the rules of any stock exchange upon which any Party’s (or any of their respective Affiliates’) securities are listed;
(vi)to the extent required for the purpose of financial reporting or other disclosure requirements, including the U.S. Securities and Exchange Commission and regulatory filings; or
(vii)to the extent mutually agreed upon in a writing signed by the Parties.
(c)Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any material breach or threatened material breach of this Section 4.02 by such Party or its

Representatives. Therefore, in addition to all other remedies available at law (which no Party waives by the exercise of any rights hereunder), the non-breaching Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such material breach or threatened material breach, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim. Each Party shall be responsible for any breach of this Section 4.02 caused by any of its Representatives.
SECTION 4.03    Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. None of the Parties may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in violation of the terms of this Section 4.03 shall be null and void.
SECTION 4.04    Governing Law. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, construed in accordance with, and enforced under the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.
SECTION 4.05    Dispute Resolution.
(a)    In the case of any Agreement Disputes (other than any Agreement Dispute in respect of a breach or threatened breach of Section 4.02(a) where a Party is seeking specific performance as contemplated by Section 4.02(c)), the Parties shall first attempt in good faith to resolve all such Agreement Disputes by informal discussions before initiating any legal action. Representatives of each Party shall meet to discuss the resolution of the Agreement Dispute. If they are unable to do so within thirty (30) days of notice from one Party to the other Party regarding the Agreement Dispute and requesting a meeting, the Agreement Dispute shall be escalated to the senior divisional management of each Party, and if unresolved at the end of ten (10) Business Days thereafter, any Party may commence a legal proceeding with respect to such Agreement Dispute in accordance with the terms and conditions of Section 4.05(b).
(b)    Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against any other Party in any way arising from or relating to this Agreement and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud, and statutory claims, in any forum other than the US District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the courts of the State of New York sitting in New York County, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the US District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the courts of the State of New York sitting in New York County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law.
SECTION 4.06    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.07    Amendments and Waivers. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties hereto, and no waiver of any provision of this Agreement, nor consent to any departure by any Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy.
SECTION 4.08    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
SECTION 4.09    Expenses. All costs and expenses incurred in connection with this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.
SECTION 4.10    Headings. The headings in this Agreement are for reference purposes only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
SECTION 4.11    Entire Agreement. This Agreement and the other Collaboration Documents, including any exhibits and schedules hereto or thereto, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter.
SECTION 4.12    Severability. Any provision or term of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the generality of the foregoing, this Section shall apply to any Party that is prohibited or restricted by Applicable Law from performing any of its obligations under the terms of this Agreement, including any obligation to cause any Affiliate to take any action required by the terms of this Agreement in the event that such Affiliate is prohibited or restricted from taking such action by Applicable Law.
SECTION 4.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
PORCH GROUP, INC.

By: /s/ Matt Ehrlichman
 Name: Matt Ehrlichman
Title: Chief Executive Officer
Address for Notices:
411 1st Avenue South, Suite 501
Seattle, Washington 98104

Attention: Matt Ehrlichman
PORCH.COM, INC.

By: /s/ Matt Ehrlichman
 Name: Matt Ehrlichman
Title: Chief Executive Officer
Address for Notices:
411 1st Avenue South, Suite 501
Seattle, Washington 98104

Attention: Matt Ehrlichman
AON CORP.

By: /s/ Colby Alexis
 Name: Colby Alexis
Title: Vice President and Secretary
Address for Notices:
Aon Service Corporation
200 E. Randolph Street
Chicago, IL 60601
Attention: Aon Law & Compliance Department
[Signature Page to Business Collaboration Agreement]

AON RE, INC.

By: /s/ Colby Alexis
 Name: Colby Alexis
Title: Vice President and Secretary
Address for Notices:
Aon Service Corporation
200 E. Randolph Street
Chicago, IL 60601
Attention: Aon Law & Compliance Department

[Signature Page to Business Collaboration Agreement]

SCHEDULE 1

RELATIONSHIP DIVIDEND SCHEDULE